Exhibit 10.1
PURCHASE AGREEMENT
THIS PURCHASE AGREEMENT (this “Agreement”), dated as of July 13, 2007 (the “Effective Date”), between Harman Pro North America, Inc. (successor-in-interest to Harman Acquisition Corp. (f/k/a Orban, Inc.)), a Delaware corporation (“HPNA”), and Circuit Research Labs, Inc., an Arizona corporation (“CRL”).
WHEREAS, on May 31, 2000, CRL acquired the assets of Orban, Inc., which was then an indirect wholly owned subsidiary of Harman International Industries, Incorporated, the parent of HPNA.
WHEREAS, on October 12, 2004, CRL and HPNA executed a letter agreement whereby CRL’s indebtedness owed to HPNA, then in an amount of approximately $8,500,000 in principal and $1,000,000 of accrued but unpaid interest, would be restructured.
WHEREAS, on April 29, 2005 definitive agreements related to the restructuring of CRL’s indebtedness were executed by the parties which provided as follows: (i) CRL made a $1,000,000 payment to HPNA on the outstanding principal in October 2004; (ii) HPNA waived all interest accrued after April 1, 2003 in excess of 6.0% per annum, with the remaining accrued interest added to the outstanding principal balance of the debt; (iii) HPNA exchanged $2,104,000 of indebtedness for 2,104,000 shares of CRL common stock, which HPNA then sold to C. Jayson Brentlinger, in his individual capacity (“Brentlinger”), for $1,000,000, with payment made by delivery of a promissory note payable on June 30, 2007 (the “Brentlinger Note”); and (iv) HPNA exchanged an additional $2,400,000 of indebtedness for 1,509,804 shares of CRL common stock (the “CRL Shares”).
WHEREAS, HPNA, CRL and CRL Systems, Inc., a Nevada corporation, entered into the Third Amendment to Credit Agreement, dated as of April 29, 2005, to the Credit Agreement dated as of May 31, 2000, as amended (collectively, the “Credit Agreement”), pursuant to which (i) the remaining indebtedness of CRL to HPNA was evidenced by a new promissory note in the original principal amount of $3,227,530 (the “CRL Note”) and secured by a security interest covering all of CRL’s assets; (ii) CRL’s indebtedness to HPNA was renewed and extended; and (iii) the interest rate on the debt was reduced to 6.0% per annum, with interest payable monthly in arrears.
WHEREAS, HPNA desires to sell to CRL, and CRL desires to purchase from HPNA, the CRL Note (including all accrued interest thereon), the Brentlinger Note (including all accrued interest thereon) and the CRL Shares (collectively, the “CRL Securities”).
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Purchase of CRL Securities. On the Effective Date and subject to the terms and conditions of this Agreement, CRL hereby purchases from HPNA, and HPNA hereby sells to CRL, the CRL Securities for an aggregate purchase price of One Million Five-Hundred Thousand Dollars ($1,500,000) (the “Purchase Price”).
     2. Payment of Purchase Price; Closing Deliveries.
          2.1 Deliveries by HPNA. HPNA hereby delivers to CRL (a) a duly executed copy of this Agreement, (b) the original CRL Note, (c) the original Brentlinger Note, and (d) a share certificate representing the CRL Shares, with an executed stock power. Upon CRL’s reasonable request and at CRL’s sole expense, HPNA will cooperate with CRL to release all security interests granted to HPNA by CRL or its subsidiaries under the Credit Agreement.
          2.2 Deliveries by CRL. CRL hereby delivers to HPNA (a) a duly executed copy of this Agreement, and (b) payment of the Purchase Price in immediately available funds by wire transfer to an account designated by HPNA in writing.
     3. Representations and Warranties of HPNA. HPNA hereby represents and warrants to CRL as follows:

Exhibit 10.1
          3.1 Ownership. HPNA is the record owner of the CRL Common Stock.
          3.2 Authority; Consents. HPNA has the requisite authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by HPNA and, assuming due authorization, execution and delivery by CRL, represents the valid and binding obligation of HPNA, enforceable against HPNA in accordance with its terms.
          3.3 No Conflicts. HPNA represents that the execution and delivery by it of this Agreement and the performance by it of its obligations hereunder have been duly authorized by all requisite corporate action and do not violate (a) any provision of any law applicable to it, (b) its certificate of incorporation or bylaws, or (c) any provision of any indenture, agreement or other instrument to which it or any of its subsidiaries or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument.
          3.4 No Other Representations or Warranties. Except as set forth in this Section 3, HPNA makes no other representations or warranties, whether express or implied, with respect to the CRL Securities, HPNA or otherwise.
     4. Representations, Warranties and Covenants of CRL. CRL hereby represents, warrants and covenants to HPNA as follows:
          4.1 Validity and Enforceability. CRL has the requisite authority to execute and deliver this Agreement and perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by CRL and, assuming due authorization, execution and delivery by HPNA, represents the valid and binding obligation of CRL, enforceable against CRL in accordance with its terms.
          4.2 No Conflicts. CRL represents that the execution and delivery by it of this Agreement and the performance by it of its obligations hereunder have been duly authorized by all requisite corporate action and do not violate (a) any provision of any law applicable to it, (b) its certificate of incorporation or bylaws, or (c) any provision of any indenture, agreement or other instrument to which it or any of its subsidiaries or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument.
          4.3 Reasonably Equivalent Value. CRL represents, warrants and agrees that (a) this Agreement was bargained for and entered into in good faith and as the result of arms’-length negotiations between the parties hereto, and (b) based on the assessment of CRL’s board of directors, the consideration received by CRL hereunder (including the CRL Securities and other benefits hereunder) constitutes a reasonably equivalent value for the Purchase Price.
          4.4 Seniority. As of the Effective Date, no indebtedness or other claim against CRL is senior in right of payment to the CRL Note, whether with respect to interest or upon liquidation or dissolution, or otherwise.
          4.5 Solvency. Based on the financial condition of CRL as of the Effective Date, after giving effect to the acquisition of the CRL Securities by CRL as contemplated by this Agreement, CRL believes that (a) the fair value of CRL’s assets exceeds the amount that will be required to be paid on or in respect of CRL’s existing debts and other liabilities (including contingent liabilities) as they mature, and (b) the anticipated cash flow of CRL, together with the proceeds CRL would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. CRL does not intend to, and does not believe that it will, incur debts

Exhibit 10.1
beyond its ability to pay such debts as they mature. CRL has no knowledge of any facts or circumstances that lead it to believe that it may need to file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction.
          4.6 Full Disclosure. This Agreement does not (a) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (b) omit to state any material fact necessary in order to make the representations, warranties and information contained herein not false or misleading.
     5. Miscellaneous.
          5.1 Successors and Assigns. The rights and obligations of the parties hereunder may not be assigned without the prior written consent of the other party hereto. This Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors and permitted assigns.
          5.2 Further Assurances. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions and intent of this Agreement.
          5.3 Amendment and Waiver. This Agreement may be amended only by a written agreement executed by an authorized representative of each of the parties hereto. No amendment of or waiver of, or modification of any obligation under, this Agreement will be enforceable unless set forth in a writing signed by an authorized representative of the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon each party hereto and each of their respective successors and permitted assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.
          5.4 Governing Law. This Agreement will be governed by the laws of New York without regard to its choice of law provisions. Each of the parties hereto consents to the jurisdiction of any state or federal court located within or having jurisdiction over the County of New York, State of New York and irrevocably agrees that all actions or proceedings arising out of or relating to this Agreement must be litigated in such courts. Each of the parties to this Agreement accepts the exclusive jurisdiction of the aforesaid courts and waives any defense of forum non conveniens, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. EACH PARTY WAIVES ITS RIGHT TO A JURY TRIAL IN ANY COURT ACTION ARISING BETWEEN THE PARTIES, WHETHER UNDER THIS AGREEMENT OR RELATED TO THIS AGREEMENT AND WHETHER MADE BY CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR OTHERWISE.
          5.5 Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.
          5.6 Third Parties. Nothing expressed or implied in this Agreement is intended, or is to be construed, to confer upon or give any person other than the parties hereto any rights or remedies under or by reason of this Agreement.

Exhibit 10.1
          5.7 Counterparts. This Agreement may be executed and delivered in one or more counterparts, each of which will be an original, but when taken together will constitute a single instrument.
          5.8 Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement.
          5.9 Expenses. All costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement shall be paid by the party incurring such expenses except as otherwise provided in the last sentence of Section 2.1 hereof.
          5.10 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersedes all prior understandings and agreements, whether oral or written, between the parties hereto with respect to the specific subject matter hereof.
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Exhibit 10.1
IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the day and year first above written.

Harman Pro North America, Inc., a Delaware corporation
By:	/s/ Sandra B. Robinson
	Print Name:	Sandra B. Robinson
	Title:	V.P.
	Date:	7/13/2007

Circuit Research Labs, Inc., an Arizona corporation
By:	/s/ C. Jayson Brentlinger
	Print Name:	C. Jayson Brentlinger
	Title:	President, CEO, Chairman
	Date:	7/12/2007